EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Enzon Pharmaceutical Inc. and Subsidiaries on Form S-1 (No. 333-250031) of our report dated February 25, 2022, on our audits of the consolidated financial statements as of year ended December 31, 2021 and December 31, 2020 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about February 25, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
February 25, 2022